UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 14, 2016

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana St., Suite 6700 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                   Other Events.

As previously disclosed, the members of the board of directors of Halcón Resources Corporation (the “Company”) and HALRES LLC (“HALRES”) were named last year as defendants in three putative class action lawsuits brought in the Delaware Court of Chancery by shareholders of the Company challenging the approval of the issuance of additional shares of the Company’s common stock to HALRES upon conversion of its 8.0% senior convertible note and the exercise of its warrants.  The 8.0% senior convertible note and warrants have since been cancelled pursuant to the Amended Joint Prepackaged Plan of Reorganization of Halcón Resources Corporation, et al. Under Chapter 11 of the Bankruptcy Code, which was approved by the United States Bankruptcy Court for the District of Delaware on September 8, 2016 and became effective on September 9, 2016.  The complaints generally alleged, among other things, that the members of the Company’s board of directors breached their fiduciary duties to shareholders of the Company by recommending that the stockholders approve the issuance of the additional shares.  On April 7, 2015, the court consolidated the lawsuits into a single action captioned In re Halcón Resources Corporation Stockholder Litigation, C.A. No. 10849 and appointed lead plaintiffs and lead counsel.  On April 14, 2015, lead plaintiffs filed a motion for a preliminary injunction seeking to enjoin the stockholder vote on Proposal 4 of the Company’s Definitive Proxy Statement on Schedule 14A filed on April 2, 2015.  On April 24, 2015, lead plaintiffs determined to withdraw that motion in view of the supplemental disclosures made in the Company’s Form 8-K filing on April 24, 2015.  On July 13, 2016, the Delaware Court of Chancery approved a stipulation under which lead plaintiffs voluntarily dismissed the action with prejudice only as to the plaintiffs in the action.  The Court retained jurisdiction solely for the purpose of adjudicating lead plaintiffs’ counsel’s anticipated application for an award of attorneys’ fees and reimbursement of expenses.  The Company subsequently agreed to pay $430,000 to lead plaintiffs’ counsel in full satisfaction of their claim for attorneys’ fees and expenses in the action.  The Court of Chancery has not been asked to review, and will pass no judgment on, the payment of a fee or its reasonableness.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALCÓN RESOURCES CORPORATION

October 17, 2016	By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer